VICTOR MOKUOLU, CPA PLLC Accounting | Advisory | Assurance & Audit | Tax

Ex 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form 1A of Njiko Holdings, Inc. of our report dated September 15, 2023 of the balance sheet as of December 31, 2022, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2022, and the related notes to the financial statements (collectively referred to as the “financial statements”).

/s/ Victor Mokuolu, CPA PLLC
Houston, Texas
September 15, 2023